EXHIBIT 12


                                  May 21, 1999



Board of Directors
SMITH HAYES Trust, Inc.

Board of Trustees
Great Plains Funds


          RE: Plan of Reorganization for Combining Certain Portfolios of the SMITH HAYES Trust, Inc. (the "Acquired Funds"), into Corresponding Portfolios of the Great Plains Funds (the "Acquiring Funds")

Dear Sirs:

        We have been asked to give our opinion relating to the above-described transaction (the "Reorganization"), as to certain Federal income tax consequences of consummating the transactions contemplated in the Agreement and Plan of Reorganization dated April 14, 1999 (the "Plan"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.

Background

        SMITH HAYES Trust, Inc., d/b/a Lancaster Funds ("Lancaster") is a Minnesota corporation consisting of multiple investment portfolios, including the Acquired Funds. Great Plains Funds ("Great Plains") is a Massachusetts business trust consisting of multiple investment portfolios, including the Acquiring Funds. The Acquired Funds and the Acquiring Funds are sometimes referred to herein collectively as "Funds." Lancaster and Great Plains each is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company.

May 21, 1999
Page 2



        It is proposed that all the assets and liabilities of each Acquired Fund be transferred to a corresponding Acquiring Fund as set forth in the Plan. As consideration for such transfer, each Acquiring Fund is issuing to the corresponding Acquired Fund a number of full and fractional shares of common stock in such Acquiring Fund equal to the net asset value of the shares outstanding of such Acquired Fund at the Valuation Date of the Reorganization.

        Immediately after the transfer, the Acquiring Fund shares issued to the Acquired Funds are to be distributed to the shareholders of the respective Acquired Funds in liquidation of such Acquired Funds, and such Acquired Funds are to cease operations. Each Acquired Fund shareholder is receiving shares of an Acquiring Fund in proportion to the shareholding in such Acquired Fund immediately before the Reorganization. The outstanding shares of each Acquired Fund are to be canceled, and each Acquired Fund is to be terminated.

Assumptions

        For purposes of this opinion, we have made several assumptions:

     First, that each of the Funds qualified as a "regulated investment company" under Part I of Subchapter M of Subtitle A, Chapter 1, of the Internal Revenue Code of 1986, as amended (the "Code") and also met the diversification requirements of Code ss.368(a)(2)(F), for its most recently ended taxable year and will continue to so qualify for its current taxable year;

        Second, that each Acquiring Fund is acquiring at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by the corresponding Acquired Fund immediately prior to the transaction, treating any assets used to make other than regular and normal distributions or redemptions as unacquired assets;

        Third, that the shareholders of each Acquired Fund have no plan or intention to dispose of a number of shares of the corresponding Acquiring Fund received by them as a result of the transaction which would result in their owning in the aggregate shares of such Acquiring Fund having a fair market value that is less than 50% of the fair market value of the Acquired Fund's shares outstanding immediately before the transaction (including any of the Acquired Fund's shares redeemed in anticipation of the transaction);

May 21, 1999
Page 3


        Fourth, that no Acquiring Fund has a plan or intention to reacquire any of its shares issued in the transaction, except for redemptions in the ordinary course of business as a regulated investment company;

        Fifth, that no Acquiring Fund has a plan or intention to sell or otherwise to dispose of any of the assets of an Acquired Fund acquired in the transaction, except for dispositions made in the ordinary course of business;

        Sixth, that the liabilities of each Acquired Fund assumed by the corresponding Acquiring Fund and the liabilities to which the transferred assets of such Acquired Fund are subject were incurred by such Acquired Fund in the ordinary course of business;

        Seventh, that the transaction serves a business purpose or purposes of the Funds and that following the transaction each Acquiring Fund will continue the historic business of the corresponding Acquired Fund or use a significant portion of such Acquired Fund's historic business assets in a business;

        Eighth, that there is no intercorporate indebtedness existing between any Acquiring Fund and any Acquired Fund that was issued, acquired or will be settled at a discount;

        Ninth, that no Acquiring Fund owns, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any stock of any Acquired Fund;

        Tenth, that no Acquired Fund is under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure or similar proceeding in any Federal or State court; and

        Eleventh, that the Plan substantially in the form included as an exhibit to the registration statement of Great Plains, on Form N-14 under the Securities Act of 1933 (the "Registration Statement") has been or will be duly authorized by Great Plains.

        The opinions set forth below are subject to the approval of the Plan by the shareholders of Lancaster, to the proper submission and filing of appropriate documents with the appropriate government agencies and to the satisfaction of the terms and conditions set forth in the Plan.

May 21, 1999
Page 4


Conclusions

        Based upon the Code, applicable Treasury Department regulations in effect as of the date hereof, current published administrative positions of the Internal Revenue Service contained in revenue rulings and procedures, and judicial decisions, and upon the information, representations and assumptions contained herein and in the documents provided to us by you, it is our opinion for Federal income tax purposes that:

                (i) the transfer of all of the assets and liabilities of an Acquired Fund to the corresponding Acquiring Fund in exchange for shares of such Acquiring Fund and distribution to shareholders of such Acquired Fund of the shares of such Acquiring Fund so received, as described in the Plan, will constitute a reorganization within the meaning of Code section 368(a)(1)(C);

               (ii) in accordance with sections 361(a), 361(c)(1) and 357(a) of the Code, no gain or loss will be recognized by an Acquired Fund as a result of such transaction;

              (iii) in accordance with section 1032(a) of the Code, no gain or loss will be recognized by an Acquiring Fund as a result of such transaction;

               (iv) in accordance with section 354(a)(1) of the Code, no gain or loss will be recognized by the shareholders of an Acquired Fund on the distribution to them by such Acquired Fund of shares of the corresponding Acquiring Fund in exchange for their shares of such Acquired Fund;

                (v) in accordance with section 358(a)(1) of the Code, the basis of an Acquiring Fund's shares received by a shareholder of the corresponding Acquired Fund will be the same as the basis of the shareholder's Acquired Fund shares immediately before the transaction;

               (vi) in accordance with section 362(b) of the Code, the basis to an Acquiring Fund of the assets of the corresponding Acquired Fund received pursuant to the transaction will be the same as the basis of those assets in the hands of such Acquired Fund immediately before the transactions;

May 21, 1999
Page 5


              (vii) in accordance with section 1223(1) of the Code, a shareholder's holding period for Acquiring Fund shares will be determined by including the period for which the shareholder held Acquired Fund shares exchanged therefor, provided that the shareholder held such Acquired Fund shares as a capital asset; and

             (viii) in accordance with section 1223(2) of the Code, an Acquiring Fund's holding period with respect to any asset acquired from an Acquired Fund will include the period for which such asset was held by such Acquired Fund; and


            (ix) in accordance with Section 381 of the Code, each Acquiring Fund will succeed to and take into account the earnings and profits, a deficit in earnings and profits, of the corresponding Acquired Funds as of the Closing date.


     We express no opinion relating to any Federal income tax matter except on the basis of the documents and assumptions described above. In issuing our opinion, we have relied solely upon existing provisions of the Code, existing regulations thereunder, and current administrative rulings and court decisions. Such laws, regulations, administrative rulings and court decisions are subject to change at any time. Any such change could affect the validity of the opinion set forth above. We express no opinion on any state or local tax issues.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption
"Proposal - Agreement and Plan of Reorganization - Federal Income Tax Consequences" in the Proxy Statement/Prospectus constituting a part of the Registration Statement.

                                Very truly yours,



                                            /s/
                                                CLINE, WILLIAMS, WRIGHT,
                                                  JOHNSON & OLDFATHER